                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      Norfolk Southern Railway Company
              (Name of Registrant as Specified In Its Charter)

                      Norfolk Southern Railway Company
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

- - --------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN RAILWAY COMPANY
THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
TUESDAY, MAY 24, 1994

- - --------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 24, 1994, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

    (1) Election of two directors to the class whose term will expire in 1997.

    (2) Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 31, 1994, will be entitled to vote at such meeting.

                                                 By order of the Board of
                                                        Directors,
                                                   DEZORA M. MARTIN,
                                                 Corporate Secretary.

Dated: April 19, 1994

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                        Norfolk Southern Railway Company
                             Three Commercial Place
                          Norfolk, Virginia 23510-2191

                                                                  April 19, 1994

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Railway Company on or about April 19, 1994. The Company's Annual Report for 1993 was mailed under separate cover beginning March 23, 1994. The proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held May 24, 1994. The cost of solicitation of proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks, and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $3,000 to assist in soliciting proxies and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Company do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Company, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 31, 1994. As of February 28, 1994, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A (Preferred Stock), and 16,668,997 shares of Common Stock. Of these shares, 1,096,833 shares of Preferred Stock, excluding 100,194 shares of Preferred Stock held by Company subsidiaries and/or in a fiduciary capacity, and all shares of Common Stock are entitled to one vote per share. All the Common Stock of the Company is owned directly by Norfolk Southern Corporation (NS).

                             ELECTION OF DIRECTORS

  The terms of John S. Shannon and John R. Turbyfill expire at the Annual Meeting on May 24, 1994.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the reelection of Messrs. Shannon and Turbyfill to serve in the class whose term expires in 1997. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

  Under Virginia law and under the Company's Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the Annual Meeting. There are no family relationships among any of the nominees or directors nor among any of the nominees or directors and any officer, nor is there any arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1994/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
NOMINEES (FOR TERM EXPIRING IN 1997)

JOHN S. SHANNON, 63, Norfolk, Va., Executive Vice             1994/1982         109,495/4/
 President-Law, Norfolk Southern Corporation, since June
 1, 1982, and Vice President-Law, Norfolk Southern
 Railway Company, since May 24, 1984. Director of several
 Norfolk Southern Railway Company subsidiaries, including
 Norfolk and Western Railway Company.

JOHN R. TURBYFILL, 62, Norfolk, Va., Vice Chairman,           1994/1982         155,088/5/
 Norfolk Southern Corporation, and Vice President,
 Norfolk Southern Railway Company, since June 1, 1993,
 having served prior thereto as Executive Vice President-
 Finance, Norfolk Southern Corporation and Vice
 President-Finance, Norfolk Southern Railway Company,
 respectively. Director of several Norfolk Southern
 Railway Company subsidiaries, including Norfolk and
 Western Railway Company.

- - --------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1994/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
OTHER DIRECTORS

DAVID R. GOODE, 53, Norfolk, Va., Chairman, President and     1995/1992          107,916
 Chief Executive Officer, Norfolk Southern Corporation,
 and President and Chief Executive Officer, Norfolk
 Southern Railway Company, since September 1, 1992,
 having previously become President, Norfolk Southern
 Corporation, on October 1, 1991, and Executive Vice
 President-Administration on January 1, 1991; Vice
 President, Norfolk Southern Railway Company, on February
 1, 1992, and Vice President-Administration on January 1,
 1991; and having served prior thereto as Vice President-
 Taxation, Norfolk Southern Corporation and Norfolk
 Southern Railway Company, respectively. Director of
 Norfolk Southern Corporation and of several Norfolk
 Southern Railway Company subsidiaries, including Norfolk
 and Western Railway Company. Director of Caterpillar,
 Inc., Georgia-Pacific Corporation and TRINOVA
 Corporation.

PAUL R. RUDDER, 61, Norfolk, Va., Executive Vice              1995/1990           68,059
 President-Operations, Norfolk Southern Corporation, and
 Vice President-Operations, Norfolk Southern Railway
 Company, since March 1, 1990, having previously become
 Senior Vice President- Operations, Norfolk Southern
 Corporation, and Vice President, Norfolk Southern
 Railway Company, on October 1, 1989, and having served
 prior thereto as Vice President-Engineering, Norfolk
 Southern Corporation and Norfolk Southern Railway
 Company, respectively. Director of several Norfolk
 Southern Railway Company subsidiaries, including Norfolk
 and Western Railway Company.

- - --------
Notes begin on page 4.

                                                                                SHARES OF
                                                                             NORFOLK SOUTHERN
                                                                               CORPORATION
                                                                               COMMON STOCK
              NAME, AGE, BUSINESS EXPERIENCE                   CURRENT      BENEFICIALLY OWNED
            DURING PAST 5 YEARS, DIRECTORSHIPS              TERM EXPIRES/   AS OF FEBRUARY 28,
               IN OTHER PUBLIC CORPORATIONS                A DIRECTOR SINCE  1994/1/,/2/,/3/
            ----------------------------------             ---------------- ------------------
OTHER DIRECTORS

THOMAS C. SHELLER, 63, Norfolk, Va., Executive Vice           1996/1993         48,480/6/
 President-Administration, Norfolk Southern Corporation,
 since October 1, 1991, and Vice President-
 Administration, Norfolk Southern Railway Company, since
 February 1, 1992, having served prior thereto as Vice
 President-Personnel and Labor Relations of Norfolk
 Southern Corporation and Norfolk Southern Railway
 Company, respectively.

D. HENRY WATTS, 62, Norfolk, Va., Executive Vice              1996/1986         88,249/7/
 President-Marketing, Norfolk Southern Corporation, and
 Vice President and Chief Traffic Officer, Norfolk
 Southern Railway Company, since July 1, 1986. Director
 of several Norfolk Southern Railway Company
 subsidiaries, including Norfolk and Western Railway
 Company.

- - --------
  /1/For each named individual, the shares owned are less than 1% of the total shares outstanding. No director or nominee owns shares of the Company's Preferred Stock except as noted for Mr. Sheller.
  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.
  /3/Includes shares credited to individual accounts under NS' Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to NS' Long-Term Incentive Plan (for Mr. Shannon, this amounts to 2,109 and 11,001 shares, respectively; for Mr. Turbyfill, 8,280 and 12,761 shares; for Mr. Goode, 2,690 and 4,412 shares; for Mr. Rudder, 5,099 and 5,084 shares; for Mr. Sheller, 2,715 and 4,279 shares; and for Mr. Watts, 3,422 and 10,738 shares. The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to NS' Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Shannon, this amounts to 60,820 shares; for Mr. Turbyfill, 108,909 shares; for Mr. Goode, 85,821 shares; for Mr. Rudder, 50,255 shares; for Mr. Sheller, 39,727 shares; and for Mr. Watts, 60,442 shares).
  /4/Includes 57 shares held by Mr. Shannon and his wife as co-trustees for their daughter and 597 shares held by his wife as custodian for their daughter, in which latter shares he disclaims beneficial ownership.
  /5/Includes 1,837 shares held by Mr. Turbyfill's wife, in which beneficial ownership is disclaimed.
  /6/Mr. Sheller has investment control over 200 shares of the Company's Preferred Stock, Series A, which shares are owned by his mother-in-law.
  /7/Includes 13,647 shares held by Mr. Watts' wife, in which beneficial ownership is disclaimed.

  Section 16 of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1993, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms were timely filed.

                  BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 28, 1994, 100,194 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 77,721 shares, or approximately 6.5%, of the Company's Preferred Stock. To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 100% (16,668,997 shares) of the Company's Common Stock on February 28, 1994.

  All officers and directors of the Company as a group beneficially owned 1,045,095 shares of NS Common Stock and 270 shares (70 shares in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding, as of February 28, 1994. Included in the NS Common Stock figure are 68,716 shares credited to individual accounts under NS' Thrift and Investment Plan. Also included are 76,247 shares held by NS under share retention agreements pursuant to NS' Long-Term Incentive Plan over which the individual possesses voting power but no investment power until the shares are distributed, and 725,399 shares subject to stock options granted pursuant to NS' Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days. Also included are 16,138 shares in which beneficial ownership is disclaimed. The shares held individually by directors whose terms of office will continue after the Annual Meeting and nominees are included in the information under "Election of Directors".

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company consists of six members and is divided into three classes elected for a term of three years each, with each class containing one third of the total number of directors. The Board of Directors has no audit, nominating or compensation committees. In 1993, the Board of Directors acted by unanimous written consent on forty-four separate occasions.

  Each year the Board of Directors appoints an Executive Committee, which is empowered to exercise all the authority of the Board of Directors to the extent permitted by law when the Board is not in session. All such actions taken by the Committee are to be reported to the Board at its meeting next succeeding the action and are subject to revision or alteration by the Board. Executive Committee members are David R. Goode, John S. Shannon and John R. Turbyfill. The Committee took no action in 1993.

                           COMPENSATION OF DIRECTORS

  Each incumbent director is also an officer of the Company and an officer of NS and is not paid a director's fee.

         NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies certain business relationships between NS and Messrs. Leisenring, Coleman, Hahn or McNair, the members of the Compensation and Nominating Committee of the NS Board of Directors.

  Mr. Goode serves as a director of Georgia-Pacific Corporation and is a member of its Stock Option and Compensation Committee. Mr. Hahn was an executive officer of Georgia-Pacific Corporation for a part of 1993. In 1993, Georgia-Pacific Corporation purchased transportation services from North American Van Lines, Inc. (NAVL), a wholly owned subsidiary of NS, in an amount totaling approximately $705,000. Such services were provided in the ordinary course of business on terms and conditions considered no less favorable to NAVL than if entered into with any other party.

  In 1993, NS paid approximately $192,200 to McNair & Sanford, P.A., of which Mr. McNair is Chairman, for legal and consulting services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Kathryn B. McQuade is Vice President-Internal Audit of the Company. Ms. McQuade's spouse is one of approximately 6,100 partners worldwide in KPMG Peat Marwick (KPMG), a firm of independent public accountants that has acted as auditors for the Company since 1982. (See "Appointment of Independent Accountants" caption on page 16.) Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Company. NS paid KPMG approximately $1.8 million for all services rendered during 1993.

                             EXECUTIVE COMPENSATION

  The Chief Executive Officer and each of the named executive officers of the Company are also officers of NS and receive no compensation for their services solely as Company officers. Their compensation is set by the NS Board of Directors, based on the recommendation of its Compensation and Nominating Committee, for service in all capacities to NS and its subsidiaries. The directors of the Company do not participate in decisions regarding compensation. Consequently, the information which follows concerning executive compensation reflects the compensation paid to Company officers for service in all capacities to NS and its subsidiaries, including the Company.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS for service in all capacities to NS and its subsidiaries (including the Company) for the fiscal years ending December 31, 1993, 1992 and 1991, except for Mr. David R. Goode whose compensation is shown only for 1993 and 1992 (the year in which he became Chief Executive Officer).

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                 ANNUAL COMPENSATION         COMPENSATION AWARDS
                             ----------------------------   ---------------------
                                                              AWARDS    PAYOUTS
                                                            ---------- ----------
                                                  OTHER
                                                 ANNUAL     SECURITIES
       NAME AND                                  COMPEN-    UNDERLYING    LTIP       ALL OTHER
       PRINCIPAL             SALARY/1/ BONUS/1/ SATION/2/   OPTIONS/3/ PAYOUTS/4/ COMPENSATION/5/
       POSITION         YEAR    ($)      ($)       ($)         (#)        ($)           ($)
       ---------        ---- --------- -------- ---------   ---------- ---------- ---------------
David R. Goode/6/       1993  535,000  376,480   300,309/7/   40,000    217,011       50,480
 NS Chairman, President 1992  418,333  297,634   133,057      20,000     81,567       31,778
 and Chief Executive
 Officer
John R. Turbyfill       1993  414,583  273,086   331,359      12,500    217,011       36,924
 NS Vice Chairman       1992  390,000  270,738   317,988      12,500    208,435       28,895
                        1991  380,000  232,066                12,500    243,763
Paul R. Rudder          1993  360,000  237,132   218,221      12,500    217,011       44,688
 NS Executive Vice      1992  350,000  242,970   153,672      12,500    118,279       38,623
 President-Operations   1991  300,000  183,207                12,500     82,896
John S. Shannon         1993  360,000  237,132   233,296      12,500    217,011       30,681
 NS Executive Vice      1992  340,000  236,028   204,483      12,500    180,250       25,973
 President-Law          1991  330,000  201,531                12,500    209,936
D. Henry Watts          1993  360,000  237,132   377,009      12,500    217,011       33,444
 NS Executive Vice      1992  350,000  242,970   317,355      12,500    180,250       30,384
 President-Marketing    1991  335,000  204,585                12,500    203,136

- - --------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in an amount equal to, and commensurate with, dividends paid on NS Common Stock on performance share units awarded through 1992 pursuant to NS' Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Includes tax absorption payments under the Long-Term Incentive Plan for performance share awards. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1993, these amounts were: for Mr. Goode, $25,173; Mr. Turbyfill, $137,185; Mr. Rudder, $23,601; Mr. Shannon, $37,102; and Mr. Watts, $182,677.
  /3/Options were granted without tandem SARs.
  /4/Represents market value, as of the date of award, of NS Common Stock earned pursuant to NS' Long-Term Incentive Plan for performance periods ended December 31, 1993, 1992 and 1991. For 1991, performance shares were issued for the three-year award period 1989-1991. For 1992, performance shares were issued for the three-year award period 1990-1992. For 1993, performance shares were issued for the three-year award period 1991-1993.
  /5/Includes the following for 1993: (i) contributions of $4,497 to NS' 401(k) plan on behalf of each named executive officer; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $45,983; Mr. Turbyfill, $32,427; Mr. Rudder, $40,191;
Mr. Shannon, $26,184; and Mr. Watts, $28,947.

  /6/In accordance with the Securities and Exchange Commission's transitional provisions applicable to the revised rules on executive officer compensation disclosure, Mr. Goode's compensation is reported only for 1993 and 1992 (the year in which he became Chief Executive Officer).

  /7/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at $65,913, calculated on the basis of the incremental cost of such use to the Corporation.

LONG-TERM INCENTIVE PLAN

  NS' Long-Term Incentive Plan, as amended by the NS stockholders in 1989, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1993 of stock options under NS' Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
- - ----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
 NAME               (#)     FISCAL YEAR  ($ PER SHARE)    DATE       ($)
 ----            ---------- ------------ ------------- ---------- ----------
D. R. Goode        40,000       5.79%        63.25     1/31/2003   645,200
J. R. Turbyfill    12,500       1.81%        63.25     1/31/2003   201,625
P. R. Rudder       12,500       1.81%        63.25     1/31/2003   201,625
J. S. Shannon      12,500       1.81%        63.25     1/31/2003   201,625
D. H. Watts        12,500       1.81%        63.25     1/31/2003   201,625

* No SARs were granted in 1993
- - --------

  /1/Options were granted effective February 1, 1993, exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options in an amount equal to, and commensurate with, dividends paid on NS Common Stock.

  /2/The exercise price (fair market value on date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year) valued at fair market value on the date of exercise.

  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.2007: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1988, through December 31, 1992;

    (b) a dividend yield of 3.67%: yield was determined monthly and averaged over the 60-month period January 1, 1988, through December 31, 1992; and

    (c) a 1992 risk-free rate of return of 7%: this represents the return on a comparatively "risk-free" investment in 1992, the year prior to the issuance of these options.

  These assumptions produce a Black-Scholes factor of 0.255 and a resulting present value for the 1993 option grant of $16.13 per share. The factor computed under the Black-Scholes formula was not adjusted to reflect that the options cannot be exercised during the first year of their ten-year term, nor does it reflect that dividend equivalents are paid on unexercised options.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1993 and the unexercised options and SARs held by each as of the end of 1993:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES

                                         NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS/SARS AT             IN-THE-MONEY OPTION/SARS
                   SHARES                            FY-END                              AT FY-END/1/
                 ACQUIRED ON  VALUE                    (#)                                    ($)
                  EXERCISE   REALIZED    --------------------------------------    ---------------------------
 NAME                (#)       ($)        EXERCISABLE           UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
 ----            ----------- --------    ---------------       ----------------    -----------   -------------
D. R. Goode             0          0        50,552/2/              40,000           1,340,238/2/    310,000
J. R. Turbyfill     6,960/3/ 916,146/3/     99,636/4/              12,500           3,809,968/4/     96,875
P. R. Rudder            0          0        37,755                 12,500             983,830        96,875
J. S. Shannon           0          0        48,320                 12,500           1,336,197        96,875
D. H. Watts             0          0        47,942                 12,500           1,351,856        96,875

- - --------
  /1/Equal to the mean of the high and low trading prices on the New York Stock Exchange-Composite Transactions ($71.00) of NS Common Stock on December 31, 1993, less the exercise prices of the options, multiplied by the number of options.

  /2/Includes 8,031 tandem SARs with a value of $338,972.

  /3/Shares of NS Common Stock received upon exercise of 24,747 SARs payable one-half in stock and one-half in cash.

  /4/Includes 47,613 tandem SARs with a value of $2,311,674.

  PERFORMANCE SHARE UNITS (PSUS)

  The following table sets forth certain information concerning the grant in 1993 of PSUs under NS' Long-Term Incentive Plan to each named executive officer. PSUs entitle a recipient to "earn out" or receive performance shares (shares of NS Common Stock) at the end of a three-year performance cycle (1993-1995) based on NS' performance during this three-year period. For the 1993 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the performance share units granted: (1) three-year average earnings per share
(EPS) growth over the prior three-year base period, (2) three-year average return on average invested capital (ROAIC) and (3) three-year average annual operating ratio measured both absolutely and in relation to average industry performance for six major rail carriers. A more detailed discussion of these performance criteria can be found in the Report of the NS Compensation and Nominating Committee.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                    NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                     SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                    UNITS OR     PERIOD UNTIL -------------------------------------
                 OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
 NAME                  (#)        OR PAYOUT      (#)         (#)          (#)
 ----            --------------- ------------ ----------  -----------   -----------
D. R. Goode          20,000       01/01/93-       0        10,000         20,000
                                  12/31/95
J. R. Turbyfill       6,250       01/01/93-       0         3,125          6,250
                                  12/31/95
P. R. Rudder          6,250       01/01/93-       0         3,125          6,250
                                  12/31/95
J. S. Shannon         6,250       01/01/93-       0         3,125          6,250
                                  12/31/95
D. H. Watts           6,250       01/01/93-       0         3,125          6,250
                                  12/31/95

- - --------
  /1/Performance shares, when earned out, will be held by NS for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Because performance shares will be subject to a share retention agreement, a tax absorption payment in cash or as additional withholding taxes, equal to any Federal and state income taxes imposed, will be made to or on behalf of an executive officer as the result of this "earn out".

  /2/The Long-Term Incentive Plan does not provide for a performance target; consequently, this column presents 50% of the maximum "earn out", which is presented as a representative amount based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint and survivor annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1993 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                               PENSION PLAN TABLE

                                  YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------
 REMUNERATION           25                   30                   35                   40
 ------------        --------             --------             --------             --------
 $200,000            $ 60,278             $ 74,309             $ 88,340             $102,372
  300,000              97,778              119,309              140,840              162,372
  400,000             135,278              164,309              193,340              222,372
  500,000             172,778              209,309              245,840              282,372
  600,000             210,278              254,309              298,340              342,372
  700,000             247,778              299,309              350,840              402,372
  800,000             285,278              344,309              403,340              462,372
  900,000             322,778              389,309              455,840              522,372

  Under the pension plans, covered compensation includes salary and bonus, and each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1994, for each executive officer named in the cash compensation table were: Mr. Goode, $467,686 and 28 years; Mr. Turbyfill, $638,394 and 33 years; Mr. Rudder, $452,653 and 40 years; Mr. Shannon, $553,012 and 37 years; Mr. Watts, $551,511 and 40 years.

               THE NORFOLK SOUTHERN CORPORATION COMPENSATION AND
                NOMINATING COMMITTEE REPORT CONCERNING THE 1993
                   COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes NS' officer compensation strategy, the components of its compensation program and the manner in which 1993 compensation determinations were made for NS' Chairman, President and Chief Executive Officer, David R. Goode, and the four officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1993 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  Among other things, the Compensation and Nominating Committee of the NS Board of Directors (the "Committee") is responsible for: (1) recommending to the NS Board the salaries of corporate officers and (2) administering NS' Management Incentive Plan ("MIP"), as adopted by the NS Board of Directors, and its Long-Term Incentive Plan ("LTIP"), as last amended and approved by NS stockholders in 1989. Included in the LTIP, and more particularly described below, are awards of stock options and performance share units. The Committee is composed entirely of non-employee directors and met six times during 1993.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based", the Committee seeks to assure that the base salaries of Executive Officers are generally competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as is true of all officers of NS--are evaluated, principally by Mr. Goode, relative to survey data of base pay for comparable positions at a large number of American corporations of comparable revenue size. This information is compiled by NS' Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendations concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the NS Board. As noted, the Committee customarily seeks to set the Chairman's base salary between the 50th and 75th percentiles of the base salaries paid to chairmen of the other holding companies of Class I railroads and other American corporations of comparable revenue size. Because Mr. Goode became Chairman of NS in 1992, his base salary in 1993 was below the 50th percentile; the base salary of other Executive Officers in 1993 was at about the 50th percentile.

  For 1993, Mr. Goode's salary was increased by 9%. This 1993 increase, not tied to or reflecting application of any specific formula, reflects both NS' total operating revenues and net income in 1992, despite a sluggish economy and reduced coal traffic, and the NS Board's confidence in Mr. Goode's leadership. The Committee recommended and the NS Board approved average increases of 4.84% for each of the other Executive Officers; these increases were based on Mr. Goode's recommendations and the Corporation's 1992 performance.

  MANAGEMENT INCENTIVE PLAN (MIP): NS' MIP is designed and administered to ensure that a significant portion of each Executive Officer's annual cash compensation is based on NS' annual profitability. MIP awards to Executive Officers, and other MIP participants, are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of NS' adjusted pretax net income when NS' annual return on average invested capital (ROAIC) equals or exceeds 10%. For 1993, 288 key NS employees, including the Executive Officers, earned MIP awards. The 1993 MIP award earned by Mr. Goode represented 70.37% of his 1993 salary. 1993 MIP awards earned by the four other Executive Officers equaled 65.87% of their 1993 salaries.

  The Committee set the maximum amount of Mr. Goode's incentive pay (paid at the discretion of the Committee and based on available MIP funds) at 80% of his salary during 1993, and at 75% of salary for the other Executive Officers. Incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's incentive pay with that paid to the chief executive officers of all other holding companies of Class I railroads and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at a large number of American companies of comparable revenue size.

  NS' base salaries have tended to be lower than at comparable organizations, and its incentive pay opportunities have tended to be higher. When NS achieves MIP profitability goals, the Executive Officers' base salary and MIP awards are competitive with the annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay. Mr. Goode's 1993 MIP award approximates the 50th percentile with respect to 1992 bonuses earned by chief executive officers in his peer group. The 1993 MIP award paid to the other Executive Officers approximates the 75th percentile with respect to 1992 bonuses earned by individuals in similar positions in their respective peer group.

  LONG-TERM INCENTIVE PLAN (LTIP): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect NS' longer-term earnings growth, its profitability and the total returns (stock price appreciation and dividends) realized by NS' stockholders. This is achieved by annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of NS' stockholders and provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in NS.

  At its January 1993 meeting, the Committee granted stock options to each of the five Executive Officers and to 292 other key NS employees. Stock options were granted with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  The 1993 grants of performance share units provide the Executive Officers, and other recipients, with the opportunity to earn shares of NS Common Stock during the first quarter of 1996. The number of performance share units, and equivalent NS common shares, that are earned by recipients is based on NS' three-year (i.e., 1993-1995) earnings per share growth, three-year average ROAIC and three-year average operating ratio evaluated relative to pre-established performance criteria set out in the schedules below. One third of the performance share units granted are available to be earned based on each of the three performance criteria.

             EARNINGS PER SHARE                                     ROAIC
- - ----------------------------------------------      ---------------------------------------
                             PERCENTAGE OF                                   PERCENTAGE OF
      THREE-YEAR              PERFORMANCE             THREE-YEAR              PERFORMANCE
     AVERAGE EPS              SHARE UNITS               AVERAGE               SHARE UNITS
        GROWTH                  EARNED                   ROAIC                  EARNED
- - ----------------------------------------------      ---------------------------------------

         40%                      100%                    20%                     100%
         35%                      90%                     19%                     90%
         30%                      80%                     18%                     80%
         25%                      60%                     17%                     70%
         20%                      40%                     16%                     60%
         15%                      20%                     15%                     50%
      Below 15%                    0%                     14%                     40%
                                                          13%                     20%
                                                       Below 13%                   0%
 ---------------------------------------------     ----------------------------------------

- - ------------------------------------------------------------------------------------------
                      3-YEAR AVERAGE OPERATING RATIO (OPR)
- - ------------------------------------------------------------------------------------------
           AVERAGE OF A AND B = PERCENTAGE OF PERFORMANCE SHARE UNITS
                          EARNED UNDER OPERATING RATIO CRITERIA
- - ------------------------------------------------------------------------------------------
                       A                                   B
- - ------------------------------------------------------------------------------------------
                             PERCENTAGE OF          3-YEAR AVERAGE           PERCENTAGE OF
                              PERFORMANCE            NS OPR BELOW             PERFORMANCE
      NS 3-YEAR               SHARE UNITS            INDUSTRY OPR             SHARE UNITS
     OPR AVERAGE                EARNED                  AVERAGE                 EARNED
- - ------------------------------------------------------------------------------------------
         70%                      100%                   15.0+                    100%
         75%                       90%                   10.0                      80%
         80%                       80%                    7.5                      70%
         85%                       60%                    5.0                      60%
         90%                       40%                    2.5                      30%
     Greater than                   0%                    0.0                       0%
         90%
- - -------------------------------------------------------------------------------------------


  All stock options and performance share units granted in 1993 to Executive Officers were subject to the following terms. During the period that the stock options remain outstanding (i.e., until such time as they are exercised by the Executive Officer), NS pays cash dividend equivalents on such options to the Executive Officers. At the time performance share units are earned, NS makes a cash payment so the Executive Officers can pay taxes due on the value of such performance shares. In exchange for these cash payments, the Executive Officers have entered into share retention agreements with NS whereby they have agreed to have NS hold performance shares for a period of up to five years following the date such performance shares were earned.

  In 1993, Mr. Goode was granted 40,000 stock options and 20,000 performance share units. The other Executive Officers as a group were awarded 50,000 stock options and 25,000 performance share units. In determining the size of these awards, the size of prior grants was analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions at a number of U.S. companies. Specifically, the Committee compares Mr. Goode to the chief executive officers of all other holding companies of Class I railroads and of other American corporations of comparable revenue size. The other Executive Officers are evaluated relative to survey data for comparable positions at a large number of American corporations of comparable revenue size. Based on this review, the number of stock options and performance share units granted is fixed so as to place Mr. Goode and the other Executive Officers above the 75th percentile of total compensation for their respective peer groups. These award opportunities and this total compensation will be attained only if future corporate performance warrants.

  The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award. Since the inception of the Plan, this analysis has resulted in a general practice of granting options to performance share units in a ratio of 2 to 1.

  The Committee believes that compensation of the Executive Officers is competitive with that of comparable corporations. More importantly, the Committee believes Executive Officer compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, NS' annual and longer-term earnings growth, its profitability and the total returns to NS' stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on actions the Committee has taken as a result of the Revenue Reconciliation Act of 1993 (RRA)--even though that legislation had no effect on the Committee's compensation decisions for Executive Officers that became effective in 1993. RRA amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. A review of the proposed regulations interpreting this provision suggests that a number of NS' compensation arrangements meet many of the requirements for so-called "performance-based" compensation and should not be subject to the limitation on tax deductibility. Since it is not anticipated that this provision will affect the deductibility of amounts paid under NS' 1994 compensation arrangements, the Committee believes it is not yet appropriate to formulate a final response to the new tax provision and will continue to monitor the matter and, as necessary, make recommendations to the NS Board.

                                           E. B. Leisenring, Jr., Chairman
                                           L. E. Coleman, Member
                                           T. M. Hahn, Jr., Member
                                           R. E. McNair, Member

PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG Peat Marwick, independent public accountants, to audit the books, records and accounts of the Company for the year 1994. This firm has acted as auditors for the Company since June 1, 1982.

  Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1995 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk
Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-2191, no later than December 20, 1994.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                                 By order of the Board of
                                                        Directors,
                                                   DEZORA M. MARTIN,
                                                 Corporate Secretary.

                      NORFOLK SOUTHERN RAILWAY COMPANY
            THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

         This Proxy is solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Dezora M. Martin, Thomas C. Sheller or D. Henry Watts, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 24, 1994, and any adjournments thereof, upon the matters more fully set forth in the Proxy Statement and to transact such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

      (Continued, and to be MARKED, DATED AND SIGNED on the other side)

Please mark boxes [ ] or [X] in blue or black ink.

(1) Election of Directors   FOR all nominees listed        WITHHOLD AUTHORITY to
                            below, except as marked        vote for all nominees
                            to the contrary (see           listed below.
                            instruction).

                    John S. Shannon and John R. Turbytill

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)


                                                          Address Change and/or
                                                          Comments Mark Here

                                       PROXY DEPARTMENT
                                       NEW YORK, N.Y. 10203-0139

                                         Sign exactly as name appears herein.
                                         Attorneys-in-fact, directors, trustees,
                                         guardians, corporate officers, etc.,
                                         should give full title.

                                         Dated:                          , 1994
                                               --------------------------

                                         -------------------------------------
                                                      (SIGNATURE)

                                         -------------------------------------
                                                      (SIGNATURE)


- - -----------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY
- - -----------------------------------------------------